EXHIBIT 99.1

Contact: Mary Ann Jackson

Investor Relations

952-830-0674

mjackson@apog.com

For Immediate Release

Monday, December 13, 2004

APOGEE COMPLETES PURCHASE OF GLASS INSTALLER

MINNEAPOLIS, MN (December 13, 2004) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced that its Harmon, Inc. subsidiary has completed the purchase of the assets of Architectural Wall Solutions, Inc. (AWallS) of Bolingbrook, IL, the ninth largest commercial glass installation business in the United States. Terms were not disclosed.

Apogee, which develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries, had previously announced that Harmon, Inc. had entered a definite purchase agreement with AWallS as part of Apogee’s strategy to strengthen and grow its architectural businesses. Harmon, Inc. is part of Apogee’s architectural segment and the largest U.S. full-service commercial building glass installation, maintenance and renovation company. Industry rankings are from Engineering News-Record, the construction industry weekly.

“This acquisition brings a strong organization that complements the strengths within Harmon,” said Russell Huffer, Apogee chairman and chief executive officer. “In addition, we expect to gain glass installation market share as we add to our presence in the Midwest and enter the Northwest region.”

As part of the purchase, Apogee has hired AWallS management and employees, who have extensive industry expertise and experience. Harmon will fill some critical organization needs with key AWallS executives. The purchase also included AWallS’ backlog of business, which is primarily in the Midwest and Northwest. Apogee currently anticipates that the acquisition will add approximately $25 million in annual revenues in its first full year of operations.

About Apogee Enterprises

Apogee Enterprises, Inc. (www.apog.com), headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products, services and systems. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames, curtainwall and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

About Architectural Wall Solutions

Architectural Wall Solutions, Inc. (AWallS), based in the Chicago suburb of Bolingbrook and with a field office in Seattle, supplies and installs exterior glass and aluminum building enclosure systems for customers throughout the United States. It often provides complete building exteriors, offering cost-effective means of combining building materials for a comprehensive curtainwall system. Since its formation in 1997, AWallS has built a strong industry reputation through a combination of management expertise, technical excellence and financial stability.

Forward-looking statements

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; and vi) completion and production ramp-up of the Viracon capacity expansion in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) timing of the transition of manufacturing capacity from consumer electronics to picture framing products; ii) markets that are impacted by consumer confidence; iii) dependence on a relatively small number of customers; and iv) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) negotiation of a new long-term supply agreement between Viracon/Curvlite and PPG Industries; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.